Exhibit 10.4

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of February 19, 2018, by and between Blockchain Industries, Inc., a Nevada corporation with its principal place of business at 53 Calle Palmeras, Suite 802, San Juan, PR 00901 (“BII”) and LegatumX, Inc. (“LegatumX”), a Delaware corporation (each a Party”, and collectively, the “Parties”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                  Purchase and Sale of Stock. Subject to the terms and conditions hereof (including Sections 2, 8 and 9 below), LegatumX shall sell to BII, and BII shall purchase from LegatumX [●] shares of LegatumX’s common stock, par value $0.0001 per share, (the “Initial Shares”) at a price of [●] per share for an aggregate purchase price of One Million Three Hundred Thousand (USD $1,300,000) Dollars (the “Purchase Price”). The Initial Shares shall equal, on a Fully- Diluted Basis (as hereinafter defined), Thirty (30%) percent of the outstanding capital stock of LegatumX immediately following the Closing Date (as hereinafter defined). “Fully-Diluted Basis” means the aggregate number of shares in LegatumX calculated as if all outstanding stock options, warrants and convertible securities have been exercised for or converted into common stock and all options reserved for issuance in the option pool have been issued and exercised for common stock. **[NTD: The Purchase Price, and the corresponding number of Initial Shares, presumably, will correspond to a total ascribed value of LegatumX equal to USD

$4,333,333.33].

2.               Consideration and Issuance of LegatumX Shares. The Purchase Price shall consist of Cash Consideration and Stock Consideration, respectively, each as hereinafter defined.

a.                Cash Consideration. The payments (“Cash Consideration”) to be made by BII to Legatum, and the corresponding number of Initial Shares allocable thereto, shall be as follows:

Amount	Payment Date	# of Initial Shares	Percentage of Total Equity (computed on a Fully-Diluted Basis)
USD $100,000	Closing Date	[●]	20%
USD $200,000	90 Days Following Closing	[●]	5%

b.               Stock Consideration. LegatumX shall receive One Hundred Thousand (100,000) shares of common stock of BII (the “BII Stock”) in exchange for such number of Initial Shares equal to Five (5%) percent of the outstanding capital stock LegatumX on a Fully- Diluted Basis.

c.                Earnout Adjustment. The Parties acknowledge that BII anticipates filing with the Securities Exchange Commission (“SEC”) a Form 10 for the registration of the common stock of BII pursuant to Section 12(b) of the Exchange Act (the “Registration Statement”). BII shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC on or before December 31, 2018 (the “Registration Deadline”). During the one-year period beginning on the date that the Registration Statement is declared effective by the SEC and ending on the one-year anniversary thereof (the “Earnout Period”), BII and LegatumX shall cooperate with each other, in good faith, in order to determine a mutually-agreeable manner and timing for LegatumX to sell the BII Stock (the “Earnout Period Sales”). If LegatumX realizes gross proceeds on the Earnout Period Sales equal to or exceeding Two Million Three Hundred Thousand (USD $2,300,000) Dollars, BII shall receive additional shares of LegatumX’s common stock equal to Five (5%) percent of the outstanding capital stock LegatumX on a Fully- Diluted Basis (the “Lower Threshold Earnout Shares”). Alternatively, if LegatumX realizes gross proceeds on the Earnout Period Sales equal to or exceeding Ten Million One Hundred Thousand (USD $10,100,000) Dollars, BII shall receive additional shares of LegatumX’s common stock equal to Ten (10%) percent of the outstanding capital stock LegatumX on a Fully- Diluted Basis (the “Higher Threshold Earnout Shares”, and together with the Lower Threshold Earnout Shares, the “Earnout Shares”).

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d.               Mandatory Loan. If, as of the Registration Deadline, BII does not have an effective Registration Statement, reasonably promptly thereafter, BII shall make a cash advance, or series of cash advances, to LegatumX in the amount of One Million (USD $1,000,000) Dollars (the “Mandatory Loan”). The Mandatory Loan shall be secured by a first lien priority security interest in all of the BII Stock and shall bear no interest. The Mandatory Loan shall become immediately due and payable upon the earlier to occur of (i) the date the Registration Statement is declared effective by the SEC (the “Registration Effective Date”) or (ii) the sale or issuance by LegatumX of New Securities (as defined in Section 8 below) for cash in a single transaction or series of transaction resulting in gross proceeds equal to or in excess of Five Million (USD $5,000,000) Dollars (a “Qualified Capital Raise”). In the event that a Qualified Capital Raise shall precede and occur prior to the Registration Effective Date, LegatumX repay the full amount of the Mandatory Loan from the proceeds of the Qualified Capital Raise. Upon the Registration Effective Date, LegatumX shall repay the Mandatory Loan if and in such amount as the Mandatory Loan shall remain outstanding and unpaid, and the provisions of Section 2.c. above automatically shall apply with respect to the sale of BII Stock by LegatumX or an affiliate.

3.               Closing. The consummation of the transactions contemplated by this Agreement is herein referred to as the “Closing”, and the date on which the Closing occurs is herein referred to as the “Closing Date.” The Closing shall take place via the electronic exchange of documents and signatures at such other time and place as the BII and LegatumX may mutually agree. At the Closing, LegatumX shall deliver to BII a certificate representing the Initial Shares against payment by BII of the Cash Consideration by check or wire transfer and delivery by BII of a certificate representing the BII Stock to LegatumX.

4.               Optional Loan Agreement. In consideration of LegatumX entering into this Agreement (and not in consideration of any purchase of the Initial Shares or with respect to the Earnout Shares), LegatumX shall have the option to obtain a loan from BII in the principal amount of up to Five Hundred Thousand (USD $500,000) Dollars (the “Optional Loan”) during the second calendar quarter of 2019. The Optional Loan shall be evidenced by a promissory note, subject to a commercially reasonable rate of interest, as mutually agreed upon by the Parties, and secured by a pledge of the BII Stock. The Optional Loan term and maturity schedule shall be determined in the discretion of BII, and the Optional Loan shall be subject to such other terms and conditions as LegatumX and BII set forth in writing (the “Loan Agreement”). The Parties shall enter into an “Optional Loan Agreement”, and the full amount of the Optional Loan shall be transferred to LegatumX, within a commercially reasonable amount of time after written notice requesting the Optional Loan is provided by LegatumX to BII. For the avoidance of doubt, LegatumX shall have no obligation to accept the Optional Loan.

5.               Representations and Warranties of LegatumX: LegatumX hereby represents and warrants to BII as follows:

a.                Organization, Standing and Authority; Execution and Delivery; Enforceability. LegatumX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LegatumX has all requisite power and authority to enter into this Agreement and the other documents in order to effectuate the transactions contemplated by this Agreement. All acts and other proceedings required to be taken by LegatumX to authorize the execution, delivery and performance of this Agreement and the other transaction documents contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by LegatumX and, prior to Closing, LegatumX will have duly executed and delivered each other transaction document. This Agreement constitutes a legal, valid and binding obligation of LegatumX enforceable against such person in accordance with its terms.

b.               No Conflicts; Consents; No Default. The execution, delivery and performance by LegatumX of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of any provision of the organizational documents of LegatumX; (b) conflict with or result in a violation or breach of any provision of any material law or governmental order applicable to LegatumX; (c) require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any material contract; or (d) result in the creation or imposition of any encumbrance on any properties or assets of LegatumX. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to LegatumX in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

c.                Capitalization. The authorized capital stock of the LegatumX, immediately prior to the Closing, consists of [●] shares of Common Stock, [●] shares of which are issued and outstanding.

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d.               Bonus Plan. Under the LegatumX’s 20 Equity Incentive Plan (the “Plan”), (i) no shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options, (ii) no options have been granted and are currently outstanding and (iii) [●] shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company. LegatumX has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s board minutes.

e.                Outstanding Stock. Other than the shares reserved for issuance under the Plan and except as may be granted pursuant to this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any kind for the purchase or acquisition from LegatumX of any of its securities.

f.                All issued and outstanding shares of the LegatumX’s common stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

g.               All outstanding shares of common stock, and all shares of common stock issuable upon the exercise or conversion of outstanding options, warrants or other exercisable or convertible securities are subject to a market standoff or “lockup” agreement of not less than 180 days following the LegatumX’s initial public offering.

h.               Liabilities. LegatumX has no material liabilities and, to the best of its knowledge no material contingent liabilities, except current liabilities incurred in the ordinary course of business that have not been, either in any individual case or in the aggregate, materially adverse.

i.                 Intellectual Property.

(i)    LegatumX is, and shall remain in perpetuity, the sole owner of any and all work product created by any of its employees, officers, or consultants, and of all rights it has in all creative and copyrightable material created by it, trademarks, service marks and other intellectual property as they may exist or may hereafter be modified by LegatumX (collectively referred to as “LegatumX IP”). BII acknowledges that any use of LegatumX IP inures to the benefit of LegatumX, including any goodwill, and that BII will not acquire any ownership in LegatumX IP as a result of this, or any future, Agreement. BII agrees, for itself and its officers, directors, shareholders, employees, agents and representatives, that all LegatumX IP shall remain and be kept in strictest confidence and shall not be disclosed to or used by any person or entity without the prior written consent of LegatumX. The obligation to maintain confidentiality provided herein shall survive any termination or expiration of the term of this Agreement and may be enforced by injunctive relief or other equitable or legal remedies without the necessity of proving inadequacy of legal remedies and without proving that LegatumX or any of its respective officers, directors, shareholders, employees, agents and representatives would suffer irreparable harm as a result of a violation of such confidentiality obligation.

(ii)  LegatumX owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is LegatumX bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(iii)    LegatumX has not received any communications alleging that LegatumX has violated or, by conducting its business as presently proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

(iv)  LegatumX is not aware that any of its employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to LegatumX or that would conflict with LegatumX’s business as proposed to be conducted. Each former and current employee, officer and consultant of LegatumX has executed a proprietary information and inventions agreement. No former or current employee, officer or consultant of LegatumX has excluded works or inventions made prior to his or her employment with LegatumX from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. LegatumX does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by LegatumX, except for inventions, trade secrets or proprietary information that have been assigned to LegatumX.

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j.                 Full Disclosure. LegatumX has provided BII with all information requested by BII in connection with its decision to enter into this Agreement. Neither this Agreement, the exhibits hereto nor any related agreements contain any untrue statement of a material fact nor, to the LegatumX’s knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

k.               Qualified Small Business. LegatumX represents and warrants to BII that, to the best of its knowledge, LegatumX is a “qualified small business” within the meaning of Section 1202(d) of the Internal Revenue Code, as amended (the “Code”), as of the date hereof and the Initial Shares should qualify as “qualified small business stock” as defined in Section 1202(c) of the Code as of the date hereof.

l.                 Shareholder Lists. Schedule [●] contains true and complete copies of the shareholder list of LegatumX including the following information with respect to each shareholder of LegatumX (“Shareholder”):

(i)	the name and the mailing address of such Shareholder as reflected on the corporate records of the Company;

(ii)	the number of shares of stock of LegatumX held by each suchShareholder; and

(iii)	such Shareholder’s proportionate share of the total equity capital of LegatumX.

6.               Representations and Warranties of BII: BII hereby represents and warrants to LegatumX as follows:

a.                Requisite Power and Authority. BII has all necessary power and authority to execute and deliver this Agreement. All action on BII’s part required for the lawful execution and delivery of this Agreement has been taken. Upon its execution and delivery, this Agreement will be valid and binding obligations of BII, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights.

b.               Investment Representations. BII understands that the Initial Shares and the Earnout Shares have been registered under the Securities Act. BII also understands that the Initial Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act.

c.                All issued and outstanding shares of BII’s common stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

d.               Full Disclosure. BII has provided LegatumX with all information requested by LegatumX in connection with its decision to enter into this Agreement. Neither this Agreement, the exhibits hereto nor any related agreements contain any untrue statement of a material fact nor, to the BII’s knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

7.               Board Composition: Prior to the completion of a “Qualified Financing” (as hereinafter defined), the board of directors of LegatumX shall be set and remain at Three (3) directors. BII will have the right (the “Designation Right”) to elect at any meeting of shareholders of LegatumX at which directors are to be elected, designated and appointed one (1) member of the board of directors. The parties acknowledge and agree that One (1) member of the board of directors (the “Independent Director”) shall have no material relationship with either LegatumX or BII. The Independent Director shall be designated by the mutual agreement of BII and LegatumX. BII shall have no Designation Right following the completion of a Qualified Financing. A “Qualified Financing” means the sale or issuance by LegatumX of New Securities (as defined in Section 8 below) for cash in a single transaction or series of transactions resulting in gross proceeds equal to or in excess of $100 million.

8.               Anti-Dilution Protection. If BII shall, at any time or from time to time after the Closing Date, but on or before the completion of a Qualified Financing, issue or sell, agree to issue or sell, or be deemed to have issued or sold, any New Securities (as hereinafter defined), where the price per share paid upon purchase or exercise is, or resultant upon conversion into common stock of Legatum (taking into account any and all warrants or other securities and other consideration issued in connection therewith when determining the value of such price per share) would be, less than the Purchase Price, then as a condition precedent to any such issuance or sale (or deemed issuance or sale), LegatumX shall be required to issue to BII additional shares of common stock (the “Adjustment Shares”) to maintain BII’s ownership attributable to both (i) the Initial Shares at Thirty (30%) Percent of LegatumX’s total capital stock on a Fully-Diluted Basis and (ii) the Lower Threshold Earnout Shares, if applicable, at Five (5%) Percent of LegatumX’s total capital stock on a Fully-Diluted Basis, or alternatively the Higher Threshold Earnout Shares, if applicable, at Ten (10%) Percent of LegatumX’s total capital stock on a Fully-Diluted Basis. “New Securities” means shares of the common stock of LegatumX, any other securities, options, warrants or other rights where upon exercise or conversion the purchaser or recipient receives shares of common stock, or other securities with similar rights to the common stock. Within thirty (30) days of the sale or issuance of any such New Securities, LegatumX shall deliver to BII certificates evidencing any Adjustment Shares BII is entitled to hereunder.

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9.               Most Favored Nation. Prior to the issuance of any New Securities in an offering (“New Offering”), LegatumX shall provide BII with a notice (the “MFN Notice”) which shall include a copy of the offering documentation provided by LegatumX to solicit investment in the New Offering. The MFN Notice shall also describe in reasonable detail the procedures affording BII the right (“Anti-Dilution Right”) to participate in the New Offering on substantially similar terms with respect to the average price per share of common stock that an investor pays assuming the full conversion or exercise of warrants or similar rights that are issued in the New Offering. BII may exercise its Anti-Dilution Right by providing a notice to such effect to LegatumX on or prior to the date that is thirty (30) days after the date that BII received the MFN Notice. For avoidance of doubt, the Anti-Dilution Right shall terminate on the date that is the earlier of the date that the BII does not duly and timely exercise its Anti-Dilution Right as described in this Section 9 or upon the completion of a Qualified Financing.

10.            Conditions to Closing.

a.                Bringdown Certificate of LegatumX. A certificate in the Form attached hereto as Exhibit [●], duly executed by an authorized officer of LegatumX as of the Closing Date, in each case to the effect that the conditions set forth in Section 5 have been satisfied.

b.               Bringdown Certificate of BII. A certificate in the Form attached hereto as Exhibit [●], duly executed by an authorized officer of BII as of the Closing Date, in each case to the effect that the conditions set forth in Section 6 have been satisfied.

c.                Legal Investment. On the Closing Date, the sale and issuance of the Common Stock shall be legally permitted by all laws and regulations to which LegatumX is subject.

d.               Secretary’s Certificate. BII shall have received from the LegatumX’s Secretary a certificate in the form attached hereto as Exhibit [●] and having attached thereto (i) the certificate of incorporation of LegatumX as in effect at the time of the Closing, (ii) Leguatum’s by-laws as in effect at the time of the Closing, (iii) resolutions approved by the board of directors of LegatumX authorizing the transactions contemplated hereby, (iv) resolutions approved by LegatumX’s stockholders authorizing the filing of the restated certificate of incorporation and (v) good standing certificates with respect to LegatumX dated a recent date before the Closing.

e.                Consents, Permits, and Waivers. LegatumX shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and related agreements except for such as may be properly obtained subsequent to the Closing.

f.                Fiduciary Duties. An agreement in the Form attached hereto as Exhibit [●] shall be executed by each of the Shareholders and BII as of the Closing Date, pursuant to which each of the Shareholders shall agree to adhere to fiduciary duty standards, including the duties of loyalty and care, with respect to BII and to avoid conflicts of interest and engaging in any activity that is directly competitive with the business of BII.

11.            Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby. The representations, warranties, covenants and obligations of either Party, and the rights and remedies that may be exercised by the other Party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, either Party or any of its representatives.

12.            Notice. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with Federal Express Corporation, with shipping charges prepaid. All communications to BII shall be sent to BII at its principal business address set forth above or at such other address as BII may designate by 10 days’ advance written notice to LegatumX. Notice shall be addressed to LegatumX at the address provided in the signature page to this Agreement.

13.            Entire Agreement. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

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14.            Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, as such laws are applied to contracts entered into and performed in such State.

15.            Specific Enforcement. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of the other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Notwithstanding anything herein to the contrary, Legatum and BII acknowledge and agree that no specific enforcement shall be available hereunder with respect to any claim against BII arising under or related to Section 4 hereof, the Loan and/or the Loan Agreement.

16.            Counterparts and Signatures. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original and all of which when taken together shall be deemed to be one and the same instrument. Facsimile or electronic signatures shall have the same meaning and legal effect as ribbon original signatures.

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The parties hereto have executed this STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

LEGATUMX,INC:	BLOCKCHAIN INDUSTRIES, INC.:

By: /s/ James Knippel	By: /s/ Patrick Moynihan
Name: James Knippel	Name: Patrick Moynihan

Title: CEO	Title: CEO

Address:

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